Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 filed on July 29, 2025 (SEC File #333-289042) and Forms S-8 filed on September 11, 2024 (SEC File #333-282029) and July 28, 2025 (SEC File #333-289009), of Recruiter.com Group, Inc. (now known as Nixxy. Inc.) of our report dated March 31, 2025 (Except for the retrospective reclassifications in 2024 relating to discontinued operations that occurred in 2025 as discussed in Note 6 as to which the date is March 27, 2026) on the consolidated financial statements of Nixxy, Inc., as of December 31, 2024 and for the year then ended which report is included in the Annual Report on Form 10-K of Nixxy, Inc. for the year ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 15, 2026